Filed Pursuant To Rule 424(B)(3)
Registration No. 333-220694

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2018.

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 19, 2017)

U.S. $

Republic of Colombia

    % Global Bonds due 2029

The bonds will mature on                 , 2029. The Republic of Colombia (“Colombia” or the “Republic”) will pay interest on the bonds each                  and                 , commencing on                 , 2019. The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will be issued under an indenture and constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the bonds that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Under these provisions, which are described beginning on page 7 of the accompanying prospectus, Colombia may amend the payment provisions of any series of debt securities (including the bonds) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2⁄3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-7 to read about certain risks you should consider before investing in the bonds.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond		Total
Public offering price(1)		%	U.S. $
Underwriting discount		%	U.S. $
Proceeds, before expenses, to Colombia		%	U.S. $

(1)	Purchasers will also be required to pay accrued interest, if any, from , 2018, if settlement occurs after that date.

Delivery of the bonds is expected to be made to investors through the book-entry delivery system of The Depository Trust Company for the account of its participants, including Clearstream and Euroclear, on or about                 , 2018.

Joint Book-Running Managers

Citigroup	Credit Suisse	J.P. Morgan

The date of this prospectus supplement is                 , 2018.

Prospectus Supplement

Prospectus

Colombia has only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia has not authorized anyone to provide you with different information. Colombia is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional Estadístico (National Administrative Department of Statistics, or “DANE”), Colombia’s population in 2017 was estimated to be approximately 49.3 million, compared with 48.7 million in 2016. Based on the latest available population statistics for Colombian cities, in 2016, approximately 8.0 million people live in the metropolitan area of Bogotá, the capital of Colombia. Furthermore, in 2017, Medellín and Cali, the second and third largest cities, had populations of approximately 2.5 million and 2.4 million, respectively. The most important urban centers, with the exception of Barranquilla (the largest port city), are located in the Cordillera valleys. Colombia has a population density of approximately 112 people per square mile (43 people per square kilometer).

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

In the presidential elections that took place in 2018, Iván Duque was elected as president of Colombia. The next presidential election is scheduled for May 2022.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to ensure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 108-member Senate and a 172-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters.

The most recent Congressional elections occurred on March 11, 2018. The composition of the Congress for the period 2018-2022 was modified to expand the number of seats in both of its chambers. As a result of the peace agreement signed with the Fuerzas Armadas Revolucionarias Colombianas (Colombian Revolutionary Armed Forces, or “FARC”), and the political reform approved in 2015, a total of 12 congressional seats were added, increasing the total number of congressional seats from 268 to 280. In the Senate, candidates from Partido Centro Democrático, Partido Cambio Radical, Partido Conservador Colombiano, Partido Liberal Colombiano, Partido Social de Unidad Nacional (Partido de la U), Partido Alianza Verde, Partido Polo Democrático Alternativo Partido FARC, Coalición Lista de la Decencia (ASI, UP), Partido Político Mira, Movimiento Alternativo Indigena y Social (MAIS),and Gustavo Petro, won 19, 16, 14, 14, 14, 9, 5, 5, 3, 3, 2 and 1 seats, respectively, with 3 additional vacant seats. In the Chamber of Representatives, Partido Liberal Colombiano, Partido Centro Democrático, Partido Cambio Raical, Partido Social de Unidad Nacional (Partido de la U), Partido Conservador Colombiano, Partido Alianza Verde, Partido FARC, Partido Político Mira, Polo Democrático Alternativo, Partido Opción Ciudadana, Coalición Lista de la Decencia (ASI, UP), G.S.C. Colombia Justa Libres, Coalición Alternativa Santandereana, Movimiento Alternativo Indigena y Social (MAIS), C.C. Ancestral de comunidades negras playa renaciente, Consejo – Comunitario la Mumuncia and Angela María Robledo won 35, 32, 30, 25, 21, 9, 5, 2, 2, 2, 1, 1, 1, 1, 1, and 1 seats, respectively. The next Congressional elections will be held in March 2022.

Selected Colombian Economic Indicators

	2013	2014	2015	2016	2017
Domestic Economy
Real GDP Growth (percent)(1)	4.6%	4.7%	3.0%	2.0%	1.8%
Private Consumption Growth (percent)(1)	4.0	4.6	3.1	1.4	1.8
Public Consumption Growth (percent)(1)	8.9	4.7	4.9	1.8	4.0
Consumer Price Index(2)	1.9	3.7	6.8	5.8	4.1
Producer Price Index(2)	(0.1)	6.0	5.5	2.2	3.3
Interest Rate (percent)(3)	4.2	4.1	4.6	6.8	6.0
Unemployment Rate (percent)(4)	8.4	8.7	8.6	8.7	8.6
Balance of Payments(5)	(millions of U.S. dollars)

Exports of Goods	60,282	56,899	38,572	34,091	39,597
Imports of Goods	57,103	61,539	52,051	43,239	44,247
Current Account Balance	(12,500)	(19,762)	(18,564)	(12,024)	10,591
Net Direct Investment	(8,557)	(12,268)	(7,505)	(9,333)	(10,324)
Net International Reserves	43,633	47,323	46,731	46,675	47,629
Months of Coverage of Imports (Goods and Services)	7.4	7.5	8.7	10.3	10.1
Public Finance(6)	(billions of pesos or percentage of GDP)

Non-financial Public Sector Revenue(7)	Ps. 298,888	Ps. 334,406	Ps.333,804	Ps.351,084	Ps. 363,214
Non-financial Public Sector Expenditures(7)	303,945	348,191	358,432	368,051	385,309
Non-financial Public Sector Primary Surplus/ (Deficit)(8)	10,956	5,293	(4,514)	7,564	4,371
Percent of Nominal GDP	1.5%	0.7%	(0.6)%	0.9%	0.5%
Non-financial Public Sector Fiscal Surplus/ (Deficit)	(6,847)	(13,264)	(27,147)	(20,693)	(24,582)
Percent of Nominal GDP	(1.0)%	(1.7)%	(3.4)%	(2.4%)	(2.6)%
Central Government Fiscal Surplus/(Deficit)	(16,645)	(18,356)	(24,269)	(34,925)	(33.636)
Percent of Nominal GDP	(2.3)%	(2.4)%	(3.0)%	(4.0)%	(3.6)%
Public Debt(9)	(billions of pesos or percentage of GDP)

Public Sector Internal Funded Debt(10)	Ps.227,201,693	Ps.249,044,604	Ps.266,189,948	Ps.296,168,890	Ps.323,956,113
Percent of Nominal GDP(1)	31.8%	32.6%	33.1%	34.3%	34.9%
Public Sector External Funded Debt(11)	$50,623	$57,835	$64,083	$69,463	$70,396
Percent of Nominal GDP(1)	13.7%	18.1%	25.1%	24.1%	22.6%

1:	Figures for 2016 and 2017 are preliminary. Preliminary figures are published in March in the year succeeding the reference period and become final two years thereafter.
2:	Percentage change over the twelve months ended December 31 of each year.
3:	Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).
4:	Refers to the average national unemployment rates in December of each year.
5:	Calculations based on the sixth edition of the IMF’s Balance of Payments Manual. For more information, see “Recent Developments—Foreign Trade and Balance of Payments—Balance of Payments.”
6:

All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues and nets transfers among the different levels of the non-financial public sector.

7:

The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear had such transfers been eliminated upon consolidation.

8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.
9:	Exchange rates as of December 31 of each year.
10:	Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed internal debt.
11:

In millions of dollars. Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year.

Sources: Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS.

The Offering

Issuer	Republic of Colombia.

Aggregate Principal Amount	U.S. $

Issue Price	% of the principal amount of the bonds, plus accrued interest, if any, from , 2018.

Issue Date	, 2018.

Maturity Date	, 2029.

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form. The bonds will be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV. as operator of the Euroclear System plc, and Clearstream Banking, S.A..

Denominations	The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest	The bonds will bear interest from , 2018 at the rate of % per year. Colombia will pay you interest semi-annually in arrears on and of each year. The first interest payment will be made on , 2019.

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•

Colombia’s economy is vulnerable to external shocks, including those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Withholding Tax and Additional Amounts	Colombia will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may from time to time, without the consent of the holders, increase the size of the issue of the bonds, or issue additional debt securities having the same terms and conditions as the bonds in all respects, except for the issue date, issue price and first payment on those additional bonds or debt securities; provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Conflicts of Interest	As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to fund Colombia’s purchase of a portion of Colombia’s 7.375% Global Bonds due 2019 (the “2019 Global Bonds”) pursuant to the offer to purchase, dated , 2018 (the “offer to purchase”). Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities LLC may be a holder of the 2019 Global Bonds and may receive 5% or more of the proceeds from this offering. As a result, this offering will be conducted in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Governing Law	State of New York; provided, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Those provisions are described in the sections entitled “Description of the Securities—Meetings and Amendments” and “—Certain Amendments Not Requiring Holder Consent” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds will be approximately U.S. $ after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $ ). Colombia will use the net proceeds of the offering (i) in part, for liability management transactions, which may include payment of the purchase price for a portion of the 2019 Global Bonds that Colombia may purchase pursuant to its offer to purchase for cash on the terms and subject to the conditions set forth in the offer to purchase, and (ii) for general budgetary purposes. As of the date of this prospectus supplement, there were U.S.$2,000,000,000 2019 Global Bonds. The 2019 Global Bonds bear a fixed interest coupon of 7,375% and are due to mature on March 18, 2019.

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of , 2018, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent. See “Meetings and Amendments—Collective Action Clause” in the accompanying prospectus.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	changes in commodity prices, such as the recent decline in oil prices;

•	increases in public sector debt;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security.”

Colombia’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

The mining sector (including oil) is a significant contributor to the Colombian economy and is a principal source of exports. While the medium-term fiscal framework published by the Government on June 14, 2018 reflects the Government’s expectation of a recovery of oil prices, which would result in an increase for the mining sector of 0.6% of GDP, oil prices are volatile and a significant decrease in oil prices would have a negative impact on Colombia’s economy. As a result of the previously mentioned medium-term fiscal framework, the fiscal rule advisory council (Comite Consultivo de la Regla Fiscal) anticipates there will be a decrease in the Central Government fiscal deficit to 3.1% of GDP for 2018. In addition, China is Colombia’s third most important trading partner in terms of exports. According to preliminary figures, exports to China accounted for 5.3% of Colombia’s total exports in 2017. An economic slowdown in China could have an adverse effect on Colombia’s economic growth and its ability to service its public debt. For more information, see “Recent Developments—Monetary System—Interest rates and inflation” and “—Foreign exchange rates and international reserves” in this prospectus supplement, and “Economy—Gross Domestic Product,” “Monetary System—Foreign Exchange Rates and International Reserves—Appreciation of the Peso and Measures Taken by the Government” and “—Interest rates and inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2017, filed with the SEC on September 6, 2018 (“2017 Annual Report”).

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States or the European Union, or a continued slowdown in China’s economy could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States and the European Union are Colombia’s largest export markets. In 2017, the United States accounted for 27.9% of Colombia’s total exports and the European Union accounted for 14.4% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis and the global economic crisis that began in 2008. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars,” “$” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the accompanying prospectus) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of the Prospectus Directive, reports filed by Colombia with the SEC on or after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2017 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-1-381-2802 /57-1-381-2156

Fax: 57-1-381-2801/57-1-381-2102

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent and transfer agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Table of References

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	2017 Annual Report

Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-7 to D-11 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-7 to D-11 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-5 to D-6 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-11 to D-16 of Exhibit D and “Recent Developments” beginning on page S-13 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy,” “—Infrastructure Development,” “—Role of the State in the Economy; Privatization,” “—Environment,” “—Employment and Labor” and “—Poverty” on pages D-21 to D-46 of Exhibit D and “Monetary System” on pages D-61 to D-77 of Exhibit D; and “Recent Developments—Economy” beginning on page S-18 of the prospectus supplement

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-19 to D-20 of Exhibit D; and “Recent Developments—Economy” beginning on page S-18 of the prospectus supplement

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-7 to D-11 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General,” “—Public Sector Accounts” and “—2018 Budget” on pages D-70 to D-76 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-33 of the prospectus supplement

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-78 to D-88 of Exhibit D and “Recent Developments—Public Sector Debt” beginning on page S-34 of the prospectus supplement

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-47 to D-60 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-25 of the prospectus supplement

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-66 to D-69 of Exhibit D; and “Recent Developments—Monetary System—Foreign Exchange Rates and International Reserves” beginning on page S-32 of the prospectus supplement

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-47 to D-60 of Exhibit D and “Public Sector Finance—General,” “—Public Sector Accounts” and “—2018 Budget” on pages D-75 to D-76 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-25 of the prospectus supplement and “Recent Developments—Public Sector Finance” beginning on page S-33 of the prospectus supplement

Annex XVI, 4(f): Income and expenditure figures and 2018 budget	“Public Sector Finance—Public Sector Accounts” and “—2018 Budget” on pages D-71 to D-76 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-33 of the prospectus supplement

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately U.S. $            , after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $            ). Colombia will use the net proceeds of the offering (i) in part, for liability management transactions, which may include payment of the purchase price for a portion of the 2019 Global Bonds that Colombia may purchase pursuant to its offer to purchase for cash on the terms and subject to the conditions set forth in the offer to purchase and (ii) for general budgetary purposes.

As of the date of this prospectus supplement, there were U.S.$2,000,000,000 2019 Global Bonds. The 2019 Global Bonds bear a fixed interest coupon of 7.375% and are due to mature on March 18, 2019.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2017 Annual Report, as it may be amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2017 Annual Report, as amended to date, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2017 Annual Report, as amended to date.

Republic of Colombia

Government and Political Parties

In the presidential elections that took place on May 27, 2018, Iván Duque won the first ballot with 39.14% of the vote. On June 17, 2018, Iván Duque won the second ballot and was elected President of the Republic of Colombia with 53.98% of the vote. President Duque took his oath and assumed the office of the President on August 7, 2018. The next presidential election is scheduled for May 2022.

The composition of the Congress for the period 2018-2022 was modified to expand the number of seats in both of its chambers. As a result of the peace agreement signed with the Fuerzas Armadas Revolucionarias Colombianas (Colombian Revolutionary Armed Forces, or “FARC”), and the political reform approved in 2015, a total of 12 congressional seats were added, increasing the total number of congressional seats from 268 to 280. The 12 additional seats were distributed in the following manner:

1.	FARC members were awarded 5 seats in the Senate and 5 seats in the Chamber of Representatives; and

2.

An additional seat was added in the Senate, for the candidate who obtained the second highest vote in the presidential elections and an additional seat in the Chamber of Representatives was added for the losing vice presidential candidate.

Senators are elected on a non-territorial basis, while Representatives are elected on the basis of proportional, territorial representation.

The Special Jurisdiction for Peace (“JEP”) is the justice component of the integral system of truth, justice, reparation and non-repetition, implemented by the peace agreement between the national government and the FARC, which entered into force in March, 2017. The JEP has the function of administering transitional justice and learning about the crimes committed within the framework of the armed conflict prior to December 1, 2016. The JEP was created to last for no more than 20 years.

Corruption Investigations

On January 12, 2017, the Fiscalia General de la Nación initiated a corruption investigation into the activities of the Brazilian construction firm Odebrecht. While the investigation is still on going, to date, five people have been convicted, including two former public officials.

On September 14, 2018, the Superintendencia de Industria y Comercio initiated a corruption investigation into Odebrecht’s actions in relation to the adjudication of the Ruta del Sol II highway concession.

Internal Security

The level of criminal activity has generally shown a decreasing trend since August 2002. In particular, violence by guerilla organizations has generally decreased. Incidents of homicide decreased from 16,440 in 2012 to 15,419 in 2013, 13,343 in 2014, 12,782 in 2015, 12,402 in 2016 and 12,237 in 2017. Incidents of kidnapping decreased from 305 in 2012 to 299 in 2013, 288 in 2014, 213 in 2015, 207 in 2016 and 195 in 2017. Incidents of

terrorism decreased from 894 in 2012 to 890 in 2013, 763 in 2014, 443 in 2015, 224 in 2016 and 123 in 2017. From January to March 2018, homicides increased by 9.2% to 3,156 from 2,891 reported in the same period in 2017. From January to March 2018, kidnappings decreased by 46.3% to 29 from 54 during the same period in 2017 and incidents of terrorism increased by 41.2% to 48 from 34 in the same period in 2017.

Over the past two decades, Colombia has implemented various measures to address the violence associated with the guerilla movements, including bilateral negotiations, enactment of legislation to protect the victims of armed conflicts, increased investment and economic development in conflict areas and the introduction of social, political and economic reforms designed to improve living conditions, increase access to the political process and equalize the distribution of income.

On September 4, 2012, then President Santos announced a “General Agreement for the Termination of Conflict” between the Government and the FARC. The agreement established a procedure that aimed to end the armed conflict. The proposed peace process included an agenda with five concrete points, each of which was subject of a subsequent agreement between the Government and the FARC. The five points were: (i) rural development; (ii) guarantees for political opposition and public participation; (iii) the end of armed conflict; (iv) combatting drug trafficking; and (v) the rights of the victims. The agreement did not contemplate the cession of land or cessation of military operations. Negotiations started in the first half of October 2012 in Oslo, Norway and continued in Havana, Cuba.

On January 25, 2016, the United Nations Security Council approved the establishment of a political mission in Colombia for 12 months following the entry into a final peace agreement by the Government of Colombia and the FARC. The mission’s purpose would be to monitor disarmament under a peace agreement between the Government and the FARC. The mission would be made up of unarmed international observers responsible for the verification of a definitive bilateral ceasefire, cessation of hostilities and laying down of arms and forming part of the compliance mechanism that the parties included in the final peace agreement. The mission would be headed by a special representative of the Secretary-General of the United Nations.

On June 23, 2016, the Government and the FARC announced an agreement to enter into a definitive ceasefire and disarmament of FARC. The agreement also included security guarantees and measures to combat criminal organizations that commit crimes against social, political and human rights groups, especially criminal organizations that are successors to paramilitary groups, and groups that threaten the peace agreement.

The objective of the ceasefire and disarmament was to end offensive operations between the Colombian army and the FARC, in order to create the conditions for the execution of a final peace agreement and to reincorporate FARC’s members to civil society. The final agreement contemplates that the FARC militias will leave their camps and relocate to 23 transitory zones and 8 base camps in order to start their reincorporation to civil society. The process is being monitored by the Government, the FARC and the previously described mission of the United Nations. On August 24, 2016, a final peace agreement was reached between the Government and the FARC. The agreement detailed the five fundamental points to terminating the conflict, corresponding to the five concrete agenda points established in 2012: (i) a final ceasefire and disarmament and bilateral end to hostilities; (ii) protection of victim’s rights and the JEP, which includes a tribunal, the Tribunal for Peace, to prosecute those who committed crimes related to, and on either side of, the conflict; (iii) an investment plan for rural areas and peasant farmers, (iv) reincorporation of members of FARC into civil and political life and (v) a successful fight against drug trafficking.

On September 26, 2016, then President Santos and the leader of FARC Rodrigo Londoño Echeverri, a.k.a. Timochenko, executed the peace agreement in Cartagena, Colombia, in the presence of representatives of the international community, including the guarantor countries and the Secretary General of the United Nations. The peace agreement was subject to, and was rejected by, a plebiscite that took place on October 2, 2016. As a result, then President Santos reopened negotiations with the FARC and the plebiscite opposition with the goal of revising the final version of the peace agreement.

On September 27, 2016, then President Santos announced the possibility of a public phase of peace dialogues with the National Liberation Army (“ELN”), provided that the ELN release the hostages it still holds. Former President Santos further mentioned that the Government and the ELN have agreed on the agenda of the negotiations.

On October 10, 2016, the Government announced the installation of the public phase of negotiations with the ELN. The delegations of the Government and the ELN agreed: (i) to install a public negotiation table in Quito, Ecuador on October 27, 2016; (ii) that the agenda of talks would begin with a discussion of the participation of society in building peace; and (iii) to start the process of releasing kidnapped / retained persons by October 27, 2016. In addition, each party agreed, from October 27, 2016, to engage in other humanitarian actions and dynamics to create a favorable environment for peace. On January 14, 2017, the delegations of the Government and the ELN attended a meeting in Ecuador to discuss the sequence of events for peace negotiations. On June 6, 2017, the delegation of the Government and the ELN agreed to: (i) create a team for the education and communication of peace, in order to promote the culture of peace through the generation of trust and credibility, which will support the dialogues and agreements that may be reached, (ii) a “group of countries for support and cooperation” which will consist of Germany, the Netherlands, Italy, Sweden and Switzerland, and (iii) the establishment of the financing fund for the table of talks between the Government and the ELN.

On October 21, 2016, delegations from the Government and the FARC returned to Havana, Cuba, to continue the dialogue and to address several of the concerns of the plebiscite opposition. On November 24, 2016, then President Santos and the leader of the FARC, Rodrigo Londoño Echeverri, executed a new peace agreement in Bogota. The new agreement included changes that addressed some of the plebiscite opposition’s concerns, including: (a) revisions to the treatment of drug traffic offenses, including lowering the amnesty from prosecution from two years to one; (b) several changes to the Tribunal for Peace, including judicial review of the decisions by Colombian courts and modifications to the Tribunal’s composition, from one partially composed of international jurists to one composed only of Colombian jurists; (c) the requirement that FARC provide a list of its assets to be used in reparations for victims; and (d) lowering the amount of funds the political movement of FARC will receive in the four years after the agreement. Former FARC members will still be allowed participation in Congress.

On November 30, 2016, Congress approved the peace agreement. In December 2016, Colombia’s Constitutional Court approved the revised peace agreement and declared constitutional the ratification of the agreement by Congress through a “fast track” legislative process, which reduces the number of legislative sessions required, prevents efforts to amend elements of the peace agreement and removes the need to have the peace agreement approved by another plebiscite. The peace agreement contains a timeline for implementation of certain provisions of the agreement based on the number of days from the day the agreement went into effect, referred to as the D-day. Certain actions were taken as early as D+1 and others, such as disarmament of FARC, were contemplated to be completed by D+180, or 180 days after the agreement went into effect.

On December 10, 2016, then President Santos, accompanied by a group of victims of the armed conflict in Colombia, received the Nobel Peace Prize. In January 2017, the National Commission of Security Guarantees was created in order to monitor and dismantle criminal organizations that threaten social leaders and the implementation of the Peace Agreement. In February 2017, 6,934 members of the FARC arrived at the 26 concentration areas situated across the country to begin the disarmament process. In March 2017, the Congress approved the legislative act which institutes the Integral System of Truth, Justice, Reparation and Non-Repetition. This act also creates the Special Peace Jurisdiction, which is the judicial component of the system. On June 2017 members of the FARC finished the disarmament process, having the United Nations acting as observer in the process. On July 10, 2017, then President Santos signed a presidential decree which granted amnesty to 3,252 members of the FARC convicted of political crimes. In total 7,400 members of the FARC have received amnesty, 6,005 by decree and 1,400 through the courts.

On September 4, 2017, the Government and the ELN entered into a temporary ceasefire and ceased hostilities between October 1, 2017 and January 12, 2018. The agreement included security guarantees,

commitment to suspend any kidnapping against national or foreign citizens, any attempt against the infrastructure of the country, including pipelines, and forceful recruitment of minors. However, in January 2018, the ELN breached the agreement by staging attacks in the Casanare, Arauca, and Boyacá Departments. The Government objected to these actions and as a result, the ceasefire was terminated. The Government has stressed the importance of compliance with the agreements as a precondition for the continuation of peace talks.

On May 5, 2018, the ELN and the Government announced the continuation of peace talks in Havana, Cuba. The current cycle of negotiations was focused on agreeing to a new ceasefire and future participation in society. The ELN agreed to a unilateral ceasefire taking place during June 15, 2018 and June 19, 2018. When President Duque assumed office in August 2018, he announced in his inaugural address that his Government would take a period of time to analyze the peace process with the ELN and stated that a credible process would require a total cessation in criminal activity, with strict international supervision and defined time limits. Since then, the ELN has freed a number of hostages, but has not agreed to a ceasefire. In late September 2018, President Duque announced in a meeting with the President of the United States that the Government would not accept Venezuela as guarantor to the peace process with ELN and that the Government is not willing to continue peace talks with the ELN until they permanently cease all criminal activities and free all hostages. On May 5, 2017, the United States President signed an economic assistance bill that ensures Colombia will receive U.S. $450 million that was pledged in commemoration of the fifteen-year anniversary of Plan Colombia, the U.S. initiative to aid the Colombian Government with its ongoing war on drugs. The assistance will be allocated by Colombia to fund peace efforts called “Paz Colombia”.

Other Domestic Initiatives

On November 22, 2013, a law on infrastructure was passed. The main purpose of the law is to establish a regulatory framework and provide tools for improving the country’s transportation infrastructure. It seeks to make the approval and execution process for transportation infrastructure more efficient through structures that will support and facilitate the development of a modern transport network for the country. With the infrastructure plan, the Government hopes to build 1,300 km of new roads from 2014 to 2018. Upon completion, Colombia is projected to have a total of 3,262 km of paved roads, a significant increase from the current total of 1,962 km. The Government’s strategy is based on increasing private sector involvement in road projects, thereby implementing the fourth generation (“4G”) plan to improve the competitiveness of the country’s domestic network of roads.

On December 23, 2014, then President Santos signed Law 1,739 of 2014. The law seeks to maintain the growth of the Colombian economy through infrastructure development and social programs and achieve a balance between taxes on wealth and income without adversely affecting the middle class or small and medium size companies. The key provisions of the tax law included: (i) a temporary wealth tax on those with net assets above Ps. 1 billion effective as of January 1, 2015; (ii) a permanent increase on the Business Contribution to Equality (Impuesto Sobre la Renta Para la Equidad, or “CREE”) from 8% to 9% starting in 2015; (iii) a temporary income tax surcharge of the CREE for a company’s earnings above Ps. 800 million, which surcharge will be 5% for 2015, 6% for 2016, 8% for 2017 and 9% for 2018; (iv) postponing the elimination of the tax on financial transactions, the Gravamen a los Movimientos Financieros (“GMF”), to 2019, at which point it will gradually be reduced by 1 percentage point each year until its elimination in 2022; (v) a tax deduction for investments in innovation; (vi) an extension of a subsidy in energy services (gas and electric) for the poor; and (vii) the creation of a Tax Expert Commission, Comisión de Expertos para la Equidad y la Competitividad Tributaria, which will propose reforms to make the Colombian tax system more equitable and efficient. The tax reform took effect on January 1, 2015.

On June 9, 2015, Congress approved Law 1,753, through which the Government has implemented the National Development Plan (“PDN”) for the period 2014 to 2018. The three main pillars of the PDN are (i) peace, reflecting the Government’s political will to commit to sustainable peace; (ii) equity, in order to focus on human development with opportunities for all; and (iii) education, which the plan considers as the most powerful instrument for social equality and economic growth. Additionally, there are five cross strategies that are meant to implement the three pillars: (i) competitiveness and strategic infrastructure; (ii) social mobility; (iii) transformation of the countryside (which includes initiatives on land access and distribution and improvement of the socio-economic condition of those living in rural areas); (iv) security, justice and democracy for peace building; and (v) good governance. Additionally, there is an evolving strategy, green growth, which includes as objectives the growth of sustainable development, lowering of carbon emissions, protecting the environment and planning for natural disasters and the effects of climate change.

On January 13, 2016, the Government sold 100% of its ownership interests in the power generation company, Isagen (57.6% of its total outstanding shares). The winning bidder in the auction process was the Canadian investment fund Brookfield Asset Management. The total purchase price for the Government’s ownership interest was Ps. 6.5 trillion. The Government stated that the proceeds of the sale will be used to finance part of the 4G roadway infrastructure projects. To this end, the Government has approved the use of Ps. 1 trillion of the sale proceeds to capitalize the National Development Fund (“FDN”) in order to support the financing of 4G road projects.

On June 21, 2016, the FDN issued a private offering of Ps. 2.5 trillion of its subordinated bonds to the National Treasury. The National Treasury purchased the bonds through its Special Account of the National Fund for Development and Infrastructure (Cuenta especial FONDES) with proceeds from the sale of Isagen. The proceeds of the sale of the bonds issued by the FDN will be used to fund development projects. The amount received by the FDN as proceeds for the issuance is in addition to the Ps. 1 trillion of proceeds from the sale of Isagen previously authorized to capitalize the FDN.

On December 29, 2016, then President Santos signed into law the Structural Tax Reform that includes the following main reforms: (i) anti-evasion measures; (ii) a unified and reduced corporate income tax rate of 33% starting in 2019; (iii) elimination of certain personal taxes, such as the alternative minimum tax (IMAN) and the simplified minimum tax (IMAS); (iv) implementation of the monotax (MONOTRIBUTO) on small businesses with special tariffs; (v) an increase in the overall rate of the value added tax to 19% from 16%; and (vi) a tax on carbon emissions from fossil fuels.

On July 24, 2017, then President Santos launched the “Development Plan with Territorial Approach” which seeks to implement a comprehensive rural reform in 170 of the municipalities that were most affected by the armed conflict in the country. This initiative involves the participation of around 250,000 people, and includes territorial entities, ethnic authorities, communities, social, communal and community organizations and the private sector.

On March 6, 2018 the Government enacted Decree 437 of 2018, which establishes a public policy aimed at promoting religious tolerance and fostering religious freedom.

On April 17, 2018, the Government enacted Decree 660 of 2018, which seeks to provide comprehensive protection to all communities with the support and coordination of territorial entities. This decree was enacted within the framework of the peace agreement reached with the FARC.

On August 26, 2018, a referendum was held to decide on the implementation of certain anti-corruption measures. Seven questions were on the ballot. Although every single proposal received a 99% approval, none of the proposals met the minimum threshold of votes. Foreign Affairs and International Organizations

On August 22, 2015, President Nicolás Maduro of Venezuela declared a state of emergency in certain parts of the border with Colombia and closed the borders due to alleged violence and smuggling. Certain Colombian citizens who had been living in Venezuela in the areas affected by the state of emergency have been since deported. On September 7, 2015, then President Santos signed Decree No. 1770 of 2015, which placed 40 municipalities in seven departments near the border in a state of economic, social and ecological emergency as a response to the border crisis. The decree provides the government with the authority to act in several areas in order to relieve the effects of the border closing. On August 11, 2016, the governments of Venezuela and Colombia agreed to reopen the border in a gradual, orderly and controlled manner. This process began with the opening of five access points between the two countries: the Simón Bolívar and La Unión bridges, in Norte de Santander; the José Antonio Páez bridge, in Arauca; Paraguachón, in La Guajira and Puerto Carreño, in Vichada, helping to improve the situation of trade, health and combat smuggling. On December 13, 2016, the government of Venezuela announced unilaterally the closure of the border with Colombia for a period of 72 hours.

On May 25, 2018, the Organization for Economic Co-operation and Development (“OECD”) invited Colombia to become a member of the organization.

On May 31, 2018, Colombia joined the North Atlantic Treaty Organization (“NATO”) as a global partner.

On August 21, 2018, Foreign Affairs Minister, Carlos Holmes Trujillo, met with Governors and representatives of Departments bordering Venezuela. The meeting was aimed at addressing the refugee and humanitarian crisis in Venezuela. The Government plans to implement the following three strategies:

1.	Local: Provide access to health, education, safety and housing to Venezuelan refugees;

2.	Regional: Jointly address the refugee crisis in coordination with other regional countries; and

3.	Multilateral: Request assistance from the OAS.

On August 27, 2018, Colombia notified the Union of South American Nations (“UNASUR”), of its intent to withdraw from the international body. The withdrawal will take effect within six months of the notification.

Economy

Gross domestic product

Real GDP grew by 4.6%, 4.7% and 3.0% in 2013, 2014 and 2015, respectively. Based on preliminary figures, real GDP grew by 2.0% in 2016 and 1.8% in 2017. According to preliminary figures, in 2017 real GDP grew 2.1% during the first quarter, 1.7% during the second quarter, 1.7% during the third quarter, and 1.7% during the fourth quarter, as compared to the same quarters in 2016. According to preliminary figures, real GDP grew 2.2% during the first quarter and 2.8% during the second quarter of 2018.

The services sector has traditionally been the largest sector of the Colombian economy. According to preliminary figures, in 2017, the services sector increased by 2.9% in real terms and represented 57.0% of GDP. The manufacturing sector decreased by 2.0% in real terms in 2017 and represented approximately 12.0% of GDP in 2017. Agriculture, livestock, fishing, forestry and hunting have also traditionally played an important role in the Colombian economy. Production in this sector increased by 5.6% in real terms in 2017, and the sector accounted for 6.2% of GDP in 2017. Construction decreased by 2.0% in real terms in 2017 and accounted for 7.0% of GDP in 2017. Mining and quarrying (including oil), decreased by 4.3% in real terms in 2017 and represented 5.3% of GDP in 2017. Electricity, gas and water grew by 0.8% in real terms in 2017 and represented 3.0% of GDP in 2017.

According to preliminary figures, during the first quarter of 2018, the sectors that experienced the greatest real growth over the same quarter in 2017 were public administration and defense, social health, education and domestic services (5.9%), professional, scientific and technical activities (5.8%), and financial services activities (4.8%). The sectors that experienced the greatest decreases were mining and quarrying (-4.0%) and construction (-3.9%).

According to preliminary figures, during the second quarter of 2018, the sectors that experienced the greatest real growth over the same period in 2017 were professional, scientific and technical activities (6.6%), agriculture, livestock, fishing, forestry and hunting (5.9%), and public administration and defense, social health, education and domestic services (5.3%). The sectors that experienced the greatest decreases were construction (-7.6%) and mining and quarrying (-2.7%).

Impact of Oil Prices

The mining sector (including oil) was a significant contributor to the Colombian economy and is a principal source of exports. The mining sector grew 5.3% in real terms in 2013 and contracted 1.3% and 1.1% in real terms in 2014 and 2015, respectively. According to preliminary figures, the mining and quarrying sector contracted 3.0% in real terms in 2016 and 4.3% in real terms in 2017. According to preliminary figures, the mining sector contracted 4.0% during the first quarter and 2.7 during the second quarter of 2018. Oil and its derivatives accounted for 55.2% of total exports in 2013, 52.8% of total exports in 2014, 40.4% of total exports in 2015, 34.0% in 2016 and 34.8% in 2017. According to preliminary figures, oil and its derivatives accounted for 38.2% of total exports from January to July 2018. On June 14, 2018, the Government published its medium-term fiscal framework, which reflected the Government’s expectation that the recovery of oil prices would result in an increase in revenues in the mining and energy industry sector of approximately 0.6% of GDP. As a result, the Fiscal Rule Advisory Council (Comite Consultivo de la Regla Fiscal) anticipates that the Central Government fiscal deficit will decrease to 3.1% of GDP for 2018, compared to 3.6% of GDP for 2017. The Central Government expects to meet the deficit level allowed under the Fiscal Rule for 2018 through a spending decrease of 0.1% of GDP and increases in oil revenues of 0.6% of GDP.

Principal Sectors of the Economy

Mining and Petroleum

Colombia holds substantial reserves of petroleum, natural gas, coal, minerals, precious metals and precious and semi-precious stones, including nickel, gold, silver, platinum and emeralds. It is among the world’s leading exporters of emeralds, gold and coal. According to statistics compiled by DANE, the mining sector as a whole (including the petroleum industry) accounted for approximately 5.3% of GDP in 2017, as compared to 5.6% in 2016. Mining sector production continued to decrease in 2017, recording a contraction of 4.3% as compared to a contraction of 3.0% in 2016. According to preliminary figures, mining sector production decreased by 4.0% in the first quarter and by 2.7% in the second quarter of 2018.

Services

In 2010, the Government set a goal of quadrupling the number of internet broadband connections from 2.2 million to 15.3 million by May 2017 through the “Plan Vive Digital”, a program designed to reduce unemployment and poverty while increasing competitiveness. In the fourth quarter of 2017, the number of internet broadband connections exceeded the target, reaching a total of 16.2 million broadband subscribers, a 5.8% increase from the same quarter in 2016.

Role of the State in the Economy

In 2017, the most important state-owned non-financial companies included Ecopetrol S.A., Medellín’s urban transit system (the “Medellín Metro”) and the energy transmission company ISA.

The following table sets forth selected financial data for the principal non-financial state-owned enterprises.

Principal Non-Financial Public Sector Enterprises

	Total Assets on Dec. 31, 2017(1)	Total Liabilities on Dec. 31, 2017(1)	Net Profits for 2017(2)	Total External Debt Guaranteed by the Republic on Dec. 31, 2017
	(millions of U.S. dollars)
Ecopetrol S.A.	$40,441	$23,758	$2,481	$0
ISA	14,547	8,373	482	0
Medellín Metro	1,573	2,154	(3)	23.5

(1)	Audited. Converted into U.S. dollars at the rate of Ps. 2,984.0/$1.00, the representative market rate on December 31, 2017
(2)	Converted into U.S. dollars at the rate of Ps. 2,984.0/$1.00, the average representative market rate for January-December 2017.

Source: Directorate of Banking Investment—Ministry of Finance and Public Credit

Ecopetrol S.A. reported a net profit of approximately Ps. 7.4 trillion in 2017, compared with a reported net profit of approximately Ps. 2.4 trillion in 2016, mainly due to efficiencies and structural cost savings. These efficiencies provided for an increase in local and international exploration and production and an increase in oil reserves. Total savings and efficiencies in 2016 amounted to Ps. 2.47 trillion. Ecopetrol S.A. contributes to public sector revenues through a combination of income taxes, royalties and dividends. Ecopetrol S.A.’s total direct contribution to governmental revenues was Ps. 5.5 trillion in 2017, compared to Ps. 5.6 trillion in 2016. The principal sources of Ecopetrol S.A.’s contribution to public sector revenues during 2017 were approximately Ps. 3.7 trillion in royalties, Ps. 836,850 billion in dividends paid with respect to profits earned in 2016 and Ps. 2.2 trillion in income taxes. ISA’s net profit in 2017 totaled Ps. 1,438 billion, as compared to Ps. 2,137 billion in 2016.

Medellín Metro registered a net loss of Ps. 8.5 billion in 2017 as compared to a net profit of Ps. 154.2 billion in 2016, mainly due to a reduction of pledged income for a total of Ps. 126.8 billion from the City of Medellin and Ps. 8.8 billion from the Department of Antioquia.

Environment

The Plan Nacional de Desarrollo approved in June 2015 now includes as one of the six strategies of the Government, Crecimiento Verde (“Green Growth”), a program promoting research, technological development and innovation for strengthening national and regional competitiveness with products and activities that contribute to sustainable development and growth with a low carbon footprint.

On June 16, 2017, the Congress unanimously ratified the Paris Agreement to reduce greenhouse gas emissions.

Employment and Labor

The following table presents national monthly average rates of unemployment from January 2013 through June 2018, according to the methodology adopted by DANE:

National Monthly Unemployment Rates(1)

	2013	2014	2015	2016	2017	2018
January	12.1%	11.1%	10.8%	11.9%	11.7%	11.8
February	11.8	10.7	9.9	10.0	10.5	10.8
March	10.2	9.7	8.9	10.1	9.7	9.4
April	10.2	9.0	9.5	9.0	8.9	9.5
May	9.4	8.8	8.9	8.8	9.4	9.7
June	9.2	9.2	8.2	8.9	8.7	9.1
July	9.9	9.3	8.8	9.8	9.7	9.7
August	9.3	8.9	9.1	9.0	9.1
September	9.0	8.4	9.0	8.5	9.2
October	7.8	7.9	8.2	8.3	8.6
November	8.5	7.7	7.3	7.5	8.4
December	8.4	8.7	8.6	8.7	8.6

(1)	Unemployment rate is defined as the unemployed population divided by the labor force.

Source: DANE.

The following table presents national quarterly average rates of employment by gender for the periods indicated:

National Quarterly Employment Rates by Gender

	2013		2014		2015		2016		2017		2018
	Women	Men	Women	Men	Women	Men	Women	Men	Women	Men	Women	Men
First Quarter	44.8%	68.3%	45.3%	68.3%	46.3%	69.2%	46.4%	68.6%	46.0%	68.5%	45.3%	68.0%
Second Quarter	47.5	68.7	47.8	69.2	48.7	69.9	48.4	69.2	48.7	69.6	47.7	69.2
Third Quarter	47.5	69.2	48.1	69.5	48.4	69.4	47.7	69.4	47.5	69.3
Fourth Quarter	48.5	71.2	49.2	71.6	49.7	72.0	49.5	71.1	48.9	70.2

Source: DANE.

The following tables present the distribution of national employment by sector of the economy for the periods indicated:

National Quarterly Employment Rates by Sector

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	17.7%	16.1%	16.7%	17.0%
Mining and quarrying	1.2%	1.1%	1.3%	0.6%
Manufacturing	11.8%	12.7%	11.6%	12.0%
Electricity, gas and water supply	0.5%	0.5%	0.5%	0.5%
Construction	5.5%	5.5%	5.8%	6.4%
Retail, hotels and restaurants	27.8%	27.1%	27.3%	27.6%
Transport, storage and communications	8.6%	8.6%	8.0%	7.9%
Financial intermediation	1.3%	1.3%	1.5%	1.4%
Real estate, renting and business activities	7.2%	7.1%	7.1%	6.9%
Community, social and personal services	18.4%	20.1%	20.0%	19.6%
Total	100.0%	100.0%	100.0%	100.0%

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.4%	15.6%	16.6%	16.4%
Mining and quarrying	1.0%	1.1%	1.1%	0.7%
Manufacturing	11.8%	12.3%	11.6%	12.3%
Electricity, gas and water supply	0.6%	0.6%	0.5%	0.6%
Construction	5.9%	5.9%	5.9%	6.5%
Retail, hotels and restaurants	27.7%	27.2%	27.0%	27.2%
Transport, storage and communications	8.6%	8.3%	8.1%	8.3%
Financial intermediation	1.4%	1.3%	1.5%	1.2%
Real estate, renting and business activities	6.9%	7.2%	7.6%	7.4%
Community, social and personal services	19.7%	20.6%	20.1%	19.3%
Total	100.0%	100.0%	100.0%	100.0%

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.3%	15.4%	15.9%	16.8%
Mining and quarrying	0.8%	1.0%	1.1%	0.8%
Manufacturing	12.2%	12.2%	11.2%	11.8%
Electricity, gas and water supply	0.6%	0.5%	0.5%	0.5%
Construction	6.4%	6.1%	6.3%	6.2%
Retail, hotels and restaurants	27.4%	27.1%	27.8%	27.5%
Transport, storage and communications	8.5%	8.4%	8.1%	7.7%
Financial intermediation	1.4%	1.3%	1.4%	1.3%
Real estate, renting and business activities	7.4%	7.7%	7.5%	7.8%
Community, social and personal services	19.0%	20.2%	20.2%	19.6%
Total	100.0%	100.0%	100.0%	100.0%

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.0%	15.8%	16.3%	16.3%
Mining and quarrying	0.9%	0.9%	1.0%	0.6%
Manufacturing	11.0%	11.6%	11.3%	12.1%
Electricity, gas and water supply	0.6%	0.5%	0.4%	0.6%
Construction	6.4%	6.4%	6.2%	6.2%
Retail, hotels and restaurants	28.2%	27.6%	27.9%	27.8%
Transport, storage and communications	8.5%	8.0%	7.9%	7.7%
Financial intermediation	1.5%	1.4%	1.5%	1.5%
Real estate, renting and business activities	7.7%	7.9%	7.8%	8.1%
Community, social and personal services	19.3%	19.8%	19.6%	19.2%
Total	100.0%	100.0%	100.0%	100.0%

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.2%	16.4%	16.9%	17.1%
Mining and quarrying	0.8%	1.0%	1.0%	0.6%
Manufacturing	11.5%	12.2%	11.2%	12.2%
Electricity, gas and water supply	0.5%	0.5%	0.5%	0.5%
Construction	6.1%	6.0%	6.1%	6.3%
Retail, hotels and restaurants	27.8%	26.6%	27.1%	27.2%
Transport, storage and communications	8.5%	8.1%	7.9%	7.9%
Financial intermediation	1.4%	1.4%	1.4%	1.3%
Real estate, renting and business activities	8.1%	8.1%	8.3%	8.3%
Community, social and personal services	19.2%	19.8%	19.7%	18.6%

Total	100.0%	100.0%	100.0%	100.0%

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	17.1%	16.1%
Mining and quarrying	0.9%	1.1%
Manufacturing	11.6%	12.1%
Electricity, gas and water supply	0.6%	0.6%
Construction	5.8%	6.0%
Retail, hotels and restaurants	27.5%	26.7%
Transport, storage and communications	8.2%	8.0%
Financial intermediation	1.3%	1.3%
Real estate, renting and business activities	8.1%	7.8%
Community, social and personal services	19.0%	20.3%

Total	100.0%	100.0%	100.0%	100.0%

Source: DANE. Calculations: Ministry of Finance.

Poverty

In September 2011, the Departamento Nacional de Planeación (“DNP”) released a new methodology that changed the poverty line and the construction of the family aggregate income. The following table shows the percentage of the population with incomes below the poverty line for the years indicated, following the new methodology.

Poverty in Colombia(1)

(percentage of population below poverty line—

(Annual))

2013	30.6%
2014	28.5%
2015	27.8%
2016	28.0%
2017	26.9%

(1)

The poverty line is defined as the minimum level of income necessary to acquire an adequate amount of food and primary goods. Households whose annual income falls below that level are considered to be living in poverty. Households whose monthly income per-capita was lower than Ps. 250.620 for 2017, Ps. 241,673 for 2016, Ps. 223,638 for 2015, Ps. 211,807 for 2014 and Ps. 206,091 for 2013 were considered to be living in poverty. Households whose per-capita income was lower than Ps. 116.330 for 2017, Ps. 114,692 for 2016, Ps. 102,109 for 2015, Ps. 94,103 for 2014 and Ps. 91,698 for 2013 were considered to be living in extreme poverty.

Source: DANE.

Although Colombia does not have a welfare system, the Government modified the pension system in 1993 to serve social welfare needs. For further discussion of the pension system, see “Public Sector Finance—Public Sector Accounts—Expenditures” in the 2015 Annual Report. Also in 1993, legislation created a decentralized health care system with the goal, in the long term, to provide subsidized care to the entire population.

Health Care Reform

On February 16, 2015, then President Santos and then Health Minister Alejandro Gaviria promoted, and Congress later enacted Law 1751, which establishes health as an autonomous fundamental right. Under the law, the provision of emergency services becomes mandatory, eliminating any requirement for authorization prior to treatment. The law also provides that administrative or economic reasons cannot interrupt a patient’s care. Additionally, it establishes a cap on medicine prices based on international reference prices.

Other Government Initiatives to Combat Poverty

Among the initiatives that the Government has undertaken to alleviate poverty in Colombia is a program called “De cero a siempre”, which seeks to promote and ensure children’s comprehensive development from conception until the age of six. Furthermore, the Government has continued to develop the “Families in Action” program, a monetary transfer program that seeks to reduce poverty and income inequality by encouraging poor families to make certain commitments in education and health. The Government has also implemented the “Women Savers in Action Program”, which seeks to promote the autonomy and empowerment of women, as well as the “Income Generation and Employability Program”, which aims to provide job training and encourage entrepreneurship.

On May 28, 2015, then President Santos presented a program called “Plan de Impulso a la Productividad y el Empleo” (“PIPE 2.0”). This plan seeks to stimulate the economy and mitigate the impact of the economic slowdown. This initiative seeks to generate investment in cross-sectors such as infrastructure, education, public works, housing, industry and mining. It included almost Ps. 17 trillion of investments.

On July 6, 2015, then President Santos signed into law the Anti-Smuggling Act, intended as an effective tool to preserve formal employment and prosecute money laundering. This law increases penalties and fines, and gives more powers to the police and the Dirección de Impuestos y Aduanas Nacionales de Colombia (“DIAN”) to combat smuggling.

On June 21, 2016, then President Santos enacted into the “Red Unidos” act which established a network aimed at the reduction of extreme poverty. The network is made up of the entities of the state that provide social services aimed at the population in extreme poverty, mayors, governors, the private sector, and the beneficiaries of welfare.

Foreign Trade and Balance of Payments

Balance of Payments

In June 2014, Banco de la República adopted the sixth edition of the IMF’s Balance of Payments Manual framework and incorporated changes in balance of payments statistics from 2000 onward. The key changes from the fifth edition to the sixth edition of the IMF’s Balance of Payments Manual methodology include the reclassification of accounts within the balance of payments. On the current account side, a financial intermediation services account (FISIM) has been created and is included within the services account. The corresponding information was previously incorporated in the income line. On the capital account side, loans between affiliates (for nonfinancial sector companies), which had previously been incorporated within the loans account, are now included in the direct investment account. Furthermore, changes in the format for the presentation of information have been incorporated. Additionally, measurements of exports in the table “Balance of Payments” are different from the table “Exports (FOB) by Group of Products” and from the table “Trends in the Composition of Exports”, because these two latter tables do not incorporate special trade operations and commerce from the Free Trade Zones.

According to preliminary figures, Colombia’s current account registered a U.S. $10,591 million deficit in 2017, as compared to a U.S. $12,024 million deficit in 2016. The decrease in the current account deficit was mainly due to an increase in exports of goods and services.

The financial account registered a U.S. $9,807 million deficit in 2017, compared to a U.S. $12,275 million deficit in 2016. The decrease in the deficit was mainly caused by an increase in portfolio investment and other investment accounts

According to preliminary figures, Colombia’s current account registered a deficit of U.S. $5,991 million for the first six months of 2018, as compared to a deficit of U.S. $6,004 million for the same period in 2017. The financial account registered a deficit of U.S. $5,550 million for the first six months of 2018, compared to a U.S. $5,480 million deficit for the same period in 2017. The decrease in the deficit in 2018 as compared to 2017 was due to a decrease in imports compared to exports.

The following table presents the balance of payments figures for the periods indicated based on the sixth edition of the IMF’s Balance of Payments Manual:

Balance of Payments(1)(2)(3)(4)

	For the Year ended December 31,					For the First six months Ended June 30,
Account	2013	2014	2015	2016	2017	2017	2018
	(in Millions of U.S. Dollars)
Current Account	(12,500)	(19,762)	(18,564)	(12,024)	(10,591)	(6,004)	(5,991)
Credit (Exports)	76,936	73,824	56,725	53,548	60,916	28,902	33,040
Debit (Imports)	89,436	93,586	75,289	65,572	71,507	34,906	39,031
Goods and Services	(3,164)	(11,863)	(18,267)	(12,679)	(8,793)	(5,080)	(3,884)
Credit (Exports)	67,305	64,055	45,998	41,862	47,979	22,652	26,157
Debit (Imports)	70,469	75,917	64,265	54,541	56,771	27,732	30,042
Goods	3,179	(4,641)	(13,479)	(9,148)	(4,651)	(3,227)	(2,108)
Credit (Exports)	60,282	56,899	38,572	34,091	39,597	18,642	21,623
Debit (Imports)	57,103	61,539	52,051	43,239	44,247	21,869	23,731
Services	(6,343)	(7,222)	(4,788)	(3,531)	(4,142)	(1,853)	(1,776)
Credit (Exports)	7,022	7,156	7,426	7,771	8,382	4,010	4,534
Debit (Imports)	13,366	14,378	12,214	11,302	12,524	5,863	6,311
Primary Income	(14,223)	(12,521)	(5,527)	(5,225)	(8,394)	(3,970)	(5,538)
Credit (Exports)	3,624	3,997	4,483	4,998	5,468	2,768	2,969
Debit (Imports)	17,847	16,519	10,210	10,223	13,862	6,738	8,507
Secondary Income	4,887	4,622	5,430	5,880	6,596	3,046	3,432
Credit (Exports)	6,007	5,771	6,243	6,688	7,469	3,481	3,914
Debit (Imports)	1,120	1,150	813	808	873	435	482
Financial Account	(11,739)	(19,292)	(18,250)	(12,275)	(9,807)	(5,480)	(5,550)
Direct Investment	(8,557)	(12,268)	(7,505)	(9,333)	(10,324)	(3,048)	(4,278)
Net Acquisition of Financial Assets	7,652	3,899	4,218	4,517	3,690	1,991	1,519
Equity and Investment Fund Share	7,468	2,935	5,283	4,975	3,386	1,988	237
Debt Instruments	184	963	(1,065)	(458)	304	3	1,281
Net Incurrence of Liabilities	16,209	16,167	11,723	13,850	14,013	5,040	5,797
Equity and Investment Funds Share	13,841	13,674	9,717	9,175	12,043	4,884	4,283
Debt Instruments	2,368	2,493	2,006	4,675	1,971	155	1,514
Portfolio Investment	(7,438)	(11,565)	(9,166)	(4,839)	(1,414)	(1,604)	2,285
Net Acquisition of Financial Assets	3,635	7,096	(475)	5,190	6,200	1,520	1,992
Equity and Investment Fund Share
Debt Securities	3,635	7,096	(475)	5,190	6,200	1,520	1,992
Net Incurrence of Liabilities	11,073	18,661	8,691	10,029	7,614	3,124	(293)
Equity and Investment Fund Share	1,921	1,823	640	(363)	269	212	(460)
Debt Securities	9,152	16,838	8,051	10,392	7,345	2,911	166
Financial Derivatives and Options to Purchase Shares Employees	118	608	1,956	(621)	354	344	(166)
Net Acquisition of Financial Assets	(74)	(323)	(223)	(794)	(170)	(12)	(412)
Net Incurrence of Liabilities	(192)	(932)	(2,179)	(173)	(524)	(356)	(246)

	For the Year ended December 31,					For the First six months Ended June 30,
Account	2013	2014	2015	2016	2017	2017	2018
	(in Millions of U.S. Dollars)
Other Investments	(2,808)	(504)	(3,950)	2,353	1,032	(1,419)	(3,678)
Net Acquisition of Financial Assets	2,286	1,771	540	2,879	(992)	(2,242)	(1,419)
Net Incurrence of Liabilities	5,094	2,275	4,490	526	(2,024)	(823)	2,260
Reserve Assets	6,946	4,437	415	165	545	247	286
Net Errors and Omissions	761	470	313	(252)	784	524	441
Memorandum of the Financial Account Excluding Reserve Assets	(18,685)	(23,729)	(18,666)	(12,441)	(10,352)	(5,727)	(5,836)

(1)	Data for 2018, 2017 and 2016 are preliminary and data for 2015, 2014 and 2013 are revised.
(2)

The calculation of the change in international reserves is made based on the 6th edition of the IMF Balance of Payments Manual, following the recommendation not to include in this calculation changes due to exchange rate and price valuations.

(3)	Other financial corporations are institutional units that provide financial services, and which assets and liabilities are, in general, not available in open financial markets.
(4)

Non-financial corporations are corporations whose principal activity is the production of goods or non- financial market services. This category includes legally established companies, branches or non-resident corporations, quasi-corporations, hypothetical resident land owners units and resident non-profit institutions that are market producers of goods and non-financial services.

Source: Banco de la República—Economic Studies.

Exports of goods (according to Banco de la República) increased by 19% in 2017 compared to 2016, principally due to an increase in exports of coal of 59% and oil and its derivatives of 21%. Nontraditional exports including emeralds increased by 6.3%, from $13,588 million in 2016 to $14,450 million in 2017. Among industry exports, the largest decreases among the categories of specifically identified export products were registered by machinery and equipment, which decreased by 4.7%, nonmetallic minerals, which decreased by 1.2%, and textiles and apparel, which decreased by 0.7%. Exports of goods in 2017 totaled approximately $37.766 million, including oil and its derivatives (34.6% of total exports), coal (19.6% of total exports), coffee (6.7% of total exports), nickel (1.0% of total exports) and nontraditional exports (38.3% of total exports).

According to preliminary figures supplied by DANE and the Dirección de Impuestos y Aduanas Nacionales de Colombia (“DIAN”), exports of goods totaled $24,097 million during the first seven months of 2018, representing a 14.9% increase compared to the same period in 2017. Exports of the group of fuels and products of the extractive industries increased by 24.1% mainly due to the growth in external sales of oil and its derivatives.

Geographic Distribution of Trade

The following tables show the destination and origin, respectively, of Colombia’s exports and imports.

Merchandise Exports to Major Trading Partners

	2013	2014(1)	2015(1)	2016(1)	2017(1)
	(percentage of total exports)
United States	31.4	25.9	27.8	32.2	27.9
Venezuela	3.8	3.6	2.9	1.9	0.8
China	8.7	10.5	6.4	3.7	5.3
Netherlands	3.9	3.9	4.1	3.8	4.1
Ecuador	3.4	3.4	4.1	3.8	3.9
Panama	5.5	6.6	6.8	6.4	6.8
Spain	4.9	5.9	4.4	3.7	2.6
Chile	2.7	1.8	2.0	2.1	2.7
Peru	2.2	2.2	3.2	3.3	2.9
Brazil	2.7	3.0	3.3	3.1	3.6
India	5.1	5.0	1.5	0.7	0.7
United Kingdom	1.9	2.0	1.8	1.5	1.1
Switzerland	1.9	2.0	1.8	1.5	1.1
Others	22.1	24.2	30.0	32.3	36.3

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

1:	Preliminary.

Sources: DANE.

Merchandise Imports by Major Trading Partners(1)

	2013	2014(2)	2015(2)	2016(2)	2017(2)
	(percentage of total imports)
United States	34.9	34.5	34.8	31.5	29.4
Mexico	5.9	5.5	4.7	4.9	4.9
China	5.9	6.4	6.8	7.4	7.2
Panama	5.6	4.9	5.4	5.3	5.0
Switzerland	3.6	3.7	4.0	4.2	4.7
South Korea	3.3	3.6	3.7	3.9	3.9
Germany	3.5	3.2	3.6	3.6	3.5
Brazil	2.8	3.0	3.1	3.5	3.6
Chile	2.2	2.3	2.4	1.8	1.7
Japan	19	2.0	2.2	2.5	2.6
Spain	1.1	1.0	1.3	1.8	2.0
Uruguay	1.4	1.9	1.5	1.8	1.8
Ecuador	1.5	1.5	1.3	1.6	1.4
Others	26.4	26.4	25.1	26.1	28.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

1:	Correspond to country of purchase.
2:	Preliminary

Sources: National Directorate of Customs and Taxes.

Exports to the United States were $10.6 billion in 2017, as compared to $10.2 billion in 2016. According to preliminary figures, exports to the United States were $6.2 billion for the period from January to July 2018, as compared to $6.0 billion in the same period from 2017.

Exports to Panama were $2.7 billion in 2017, as compared to $2.0 billion in 2016. According to preliminary figures, exports to Panama were $2.4 billion for the period from January to July 2018, as compared to $1.2 billion in the same period in 2017. The 94.1% increase in exports to Panama the first half of 2018 was mainly due by higher sales of crude oil (110.3%).

Exports to China were $2.0 billion in 2017, as compared to $1.2 billion in 2016. The 71% increase in exports to China in 2017 compared to the previous year was mainly due to a 71.6% increase in the export of oil and its derivatives. According to preliminary figures, exports to China totaled $1.5 billion for the period from January to July 2018.

Colombia’s major trading partners classified by imports are the United States and China. Imports from the United States were $12.0 billion in 2017, as compared to $11.9 billion in 2016. According to preliminary figures, imports from the United States were $7.4 billion for the period from January to July 2018.

Imports from China were $8.8 billion in 2017, as compared to $8.6 billion in 2016. In 2017, imports from China increased by 1.4% as compared to 2016 mainly as a result of a 1.4% increase in imports of cell phones, flat rolled iron or steel and others. According to preliminary figures, imports from China for the period from January to July 2018 totaled $5.7 billion.

Monetary System

Financial sector

As of July 31, 2018, Colombia’s financial sector had a total gross loan portfolio of Ps. 442.5 trillion, as compared to Ps. 421.9 trillion as of July 31, 2017. Past due loans totaled Ps. 22.2 trillion as of July 31, 2018, Ps. 18.5 trillion as of July 31, 2017, and Ps. 13.0 trillion as of July 31, 2016. Past due loans were 5.0% of total loans as of July 31, 2018, 4.4% of total loans as of July 31, 2017, and 3.3% of total loans as of July 31, 2016. Provisions as a percentage of past due loans were 123.4% as of July 31, 2018 and 123.9% as of July 31, 2017 and 143.4% as of July 31, 2016.

The aggregate net technical capital (or solvency ratio) of Colombian banks was 15.7% of risk-weighted assets as of July 31, 2018 and risk-weighted assets increased from Ps. 446,708 trillion as of July 31, 2017 to Ps. 461,438 trillion as of July 31, 2018.

The following table shows the results of the financial sector as of and for the 12 months ended July 31, 2018:

Selected Financial Sector Indicators

(in millions of pesos as of, and for the 12 months ended,

July 31, 2018)

	Assets	Liabilities	Net Worth	Earnings
Banks(1)	Ps. 623,460,634	Ps. 538,377,528	Ps. 85,083,106	Ps. 5,446,165
Non-Banking Financial Institutions(2)	69,703,467	44,560,481	25,142,986	1,086,020

Total	Ps. 693,164,101	Ps. 582,938,010	Ps. 110,226,092	Ps. 6,532,185

(1)	Includes financial corporations, commercial financing companies and cooperatives.
(2)

Includes Financiera Eléctrica Nacional (“FEN”), Banco de Comercio Exterior de Colombia S.A. (“Bancoldex”), Financiera de Desarrollo Territorial (Territorial Development Financing Agency or “FINDETER”), Fondo para Financiamiento del Sector Agropecuario (Agricultural Sector Financing Fund or “FINAGRO”), Fondo Financiero de Proyectos de Desarrollo (Financial Fund for Development Projects or “FONADE”), Fondo Nacional del Ahorro (National Savings Fund or “FNA”), Fondo de Garantías de Instituciones Financieras (Financial Institutions Guarantee Fund or “FOGAFIN”), Fondo de Garantías de Entidades Cooperativas (Cooperative Institutions Guarantee Fund or “FOGACOOP”), Fondo Nacional de Garantías (National Fund of Guarantees or “FNG”) and Instituto Colombiano de Crédito Educativo y Estudios Técnicos en el Exterior (Colombian Institute of Educational Credit and Overseas Technical Studies, or “ICETEX”).

Source: Financial Superintendency.

Interest rates and inflation

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for 2017 was 4.09%, as compared to 5.75% in 2016. The 12-month change in the CPI as of August 2018 was 3.10%. The increase in the consumer inflation in the last twelve months was mainly due to an increase in prices of housing (4.5%), transportation (4.5%) and education (7.4%).

Producer price inflation (as measured by the change in the producer price index, or “PPI”) for 2017 was 3.3%, as compared to 2016. As of August 31, 2018, the year-over-year PPI was 5.2%. The increase in the year- over-year PPI was mainly due to an increase in prices of mining of 23.8% and industry 2.1%.

The average short-term composite reference rate (depósitos a término fijo, or “DTF”) increased from 4.6% in 2015 to 6.5% in 2016. The average DTF for 2017 was 5.8%. As of August 31, 2018, the average DTF was 4.5%.

The following table shows changes in the CPI and the PPI and average 90-day deposit rates for the periods indicated.

Inflation and Interest Rates

Period	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-Term Reference Rate (DTF)(2)
2013	1.9	(0.1)	4.2
2014	3.7	6.0	4.1
2015	6.8	5.5	4.6
2016	5.8	2.2	6.8
2017
January	5.5	2.7	6.9
February	5.2	1.6	6.8
March	4.7	1.1	6.7
April	4.7	1.0	6.5
May	4.4	(0.7)	6.2
June	4.0	(2.1)	6.0
July	3.4	(1.2)	5.6
August	3.9	0.5	5.6
September	4.0	1.2	5.5
October	4.1	1.7	5.5
November	4.1	1.4	5.4
December	4.1	3.3	5.3
2018
January	3.7	3.1	5.2
February	3.4	3.6	5.1
March	3.1	3.6	5.0
April	3.1	4.2	4.9
May	3.2	7.0	4.7
June	3.2	7.4	4.6
July	3.1	5.9	4.6
August	3.1	5.2	4.5

(1)

Percentage change over the previous 12 months at the end of each month indicated, except 2017 and 2018, which register percentage change from previous month. Figures for 2015, 2016, 2017 and 2018 apply the new methodology announced by DANE as described above.

(2)	Average for each of the years 2012-2016 and, for each indicated month in 2017 and 2018, year-on-year of the DTF, as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

On August 1, 2014, due to continued weakness in global demand and lower oil and raw material prices, Banco de la República increased the discount rate by 25 basis points to 4.25%. On September 1, 2014, Banco de la República increased the discount rate to 4.5% to combat higher seasonal inflation in entertainment services (2.8%) and transportation (3.2%) in the last quarter of the year. Through August 2015, Banco de la República maintained the interest rate at 4.5% due to a smaller increase in inflation than had been projected, lower economic growth in the United States and the Euro Zone, the risk of a greater deterioration in the Chinese economy, including the recent Yuan devaluation, low oil prices, low international demand and a possible increase in the United States interest rates by the Federal Reserve. As a result of accelerated increases in the consumer price index, from September 2015 to September 2016, Banco de la República has adjusted the discount rate eleven times from 4.50% to a high of 7.75%. These increases were made because Banco de la Republica decided to phase out its monetary stimulus due to the increase in the consumer inflation caused by higher food prices, the effects of the weather phenomenon “El Niño” and the continued weakness in global demand and lower oil and raw material prices. As of November 30, 2016, Banco de la República maintained the discount rate at 7.75% due to an expected decrease in growth of commercial partners in 2016. On December 16, 2016, Banco de la República decreased the discount rate by 25 basis points to 7.50% mainly because of a decrease in inflation and an expected downturn in global economic growth. From December 2016 to September 2018, Banco de la República adjusted the discount rate twelve times from 7.75% to a low of 4.25%. These decreases were made because of a reduction in consumer inflation since September 2016.

Foreign Exchange Rates and International Reserves

Exchange Rates

On September 28, 2018, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 2,989.58=U.S. $1.00, as compared to Ps. 2,930.70=U.S. $1.00 on September 27, 2017. During the 12-month period ended September 28, 2018, the Representative Market Rate reached a high of Ps. 3,100.37=U.S. $1.00 on September 6, 2017 and a low of Ps. 2,705.34=U.S. $1.00 on April 14, 2018.

International Reserves.

As of December 31, 2013, Banco de la República’s gross international reserves stood at $43,639.3 million and by December 31, 2014, gross international reserves had increased to $47,328.1 million. As of December 31, 2015, gross international reserves decreased by $587.7 million to $46,740.4 million. As of December 31, 2016, gross international reserves decreased by $57.6 million to $46,682.8 million. As of December 31, 2017, gross international reserves increased by $954.4 million to $47,637.2 million. As of August 31, 2018, gross international reserves decreased by $93.8 million to $47,543.5 million.

In December 2011, Banco de la República decided to resume the accumulation of international reserves mainly due to three factors: (i) low interest rates in the developed economies; (ii) a decision to have a more conservative risk profile of the central bank’s portfolio; and (iii) the depreciation of the euro against the dollar by 3% in 2011. During 2012 and 2013, Banco de la República continued accumulating international reserves mainly due to the adoption of a conservative risk profile in light of the global financial crisis. In July 2014, Banco de la República decided to increase the daily amount of dollar purchases and continued accumulating international reserves, in an amount totaling $2.0 billion between July and September 2014, buying at least $30 million daily. During October 2014, Banco de la República resumed accumulating international reserves through average daily purchases of $10.0 million in competitive auctions. In November 2014, Banco de la República purchased $ 165.0 million in the foreign exchange market through the auction mechanism of direct purchase. From January 2014 to December 2014, Banco de la República accumulated $4.1 billion. From February 2015 to September 2018, Banco de la República did not increase its international reserves. On October 1, 2018, Banco de la República initiated a program to accumulate international reserves with an initial auction of up to $400 million.

As established by Decree 4712 of 2008 and in accordance with the technical criteria established by Resolution No. 262 of February 11, 2011, which governs the administration of excess liquidity, the General Directorate of Public Credit and the National Treasury is allowed to perform any transaction that Colombia may require in the foreign exchange market, including the purchase of foreign exchange in such amounts and at such times as it may determine from time to time and derivatives operations that consist of swaps and forward contracts over foreign exchange. As of September 2018, the General Directorate of Public Credit and National Treasury had no current position in swaps and forward contracts over foreign exchange.

On May 22, 2012, the Government issued Decree 1076 of 2012, which established a system to administer the “Fondo de Ahorro y Estabilización del Sistema General de Regalías”, or Savings and Stabilization Fund. Based on Legislative Act No. 05 of 2011, up to 30% of the income from the General System of Royalties will be disbursed to the Savings and Stabilization Fund. The General Directorate of Public Credit and National Treasury is responsible for transferring such royalties to the Savings and Stabilization Fund, which is managed by Banco de la República. For this purpose, the General Directorate of Public Credit and National Treasury, at its sole discretion, may buy dollars in the secondary market. Royalties are derived from natural resources, such as oil, coal and other mining activities. As of June 14, 2018, royalties reached an aggregate amount of Ps. 47.0 trillion since inception and, as of December 31, 2017, transfers in dollars into the Savings and Stabilization Fund since inception were $3.7 billion.

Public Sector Finance

General

In 2017, the Central Government deficit was 3.6% of GDP compared to a deficit of 4.0% of GDP in 2016. The Central Government deficit for 2017 was Ps. 33,636 billion, a decrease of 3.69% from the Ps. 34,925 billion deficit registered in 2016. Central Government revenues increased by 12.2%, from Ps. 128,367 billion in 2016 to Ps. 144,062 billion in 2017, while Central Government expenditures increased by 6.9%, from Ps. 163,293 billion in 2016 to Ps. 174,519 billion in 2017. The increase in expenditures was primarily due to increases in operating and interest expenditures.

On June 14, 2018, the Government released the Medium Term Fiscal Plan 2018, which estimates a Central Government deficit in 2018 of 3.1% of GDP. However, no assurance can be given concerning actual results for 2018 and periods beyond.

The following table shows the principal assumptions as of June 16, 2018:

Principal 2018 Assumptions

2018 Assumptions
Gross Domestic Product
Real GDP	Ps.857,296,930
Real Devaluation(2)	(2.1)%
Domestic Inflation (consumer price index)	3.3%
External Inflation(3)	2.5%
Real Devaluation at End of Period	(2.1)%
Export Prices
Coffee (ex-dock) ($/lb)(4)	1.4
Oil ($/barrel)(5)	59
Coal($/ton)(6)	88
Gold($/Troy oz.)(4)	929

(1)	Figures correspond to statistics released by the General Directorate of Macroeconomic Policy in July 2018.
(2)	End of period.
(3)	“External Inflation” is based on projected inflation in the United States as published in the IMF, World Economic Outlook Database, as of April 2018.
(4)	Budget assumptions based on data from Banco de la República.
(5)	Based on inputs provided by the Mining and Energy Technical Group established by the Fiscal Rule and oil futures market. Projections include an average price of Brent oil of $51 per barrel.
(6)	Based on projections by the General Directorate of Macroeconomic Policy.

Source: General Directorate of Macroeconomic Policy, Ministry of Finance.

The figures set forth in this “—Public Sector Finance” section represent the Government’s assumptions as of July 28, 2018. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

Flexible Credit Line with the IMF

On June 24, 2013, the IMF’s Executive Board approved a two-year SDR 3.87 billion successor arrangement under the Flexible Credit Line, which at June 24, 2013 was equivalent to approximately $5.84 billion. On June 17, 2015, the IMF’s executive board approved a two-year SDR 3.87 billion successor arrangement under the IMF’s Flexible Credit Line, which at June 17, 2015 was equivalent to approximately $5.45 billion. On June 13, 2016, the IMF’s Executive Board approved a successor two-year arrangement under the Flexible Credit Line in the amount of SDR 8.18 billion, approximately U.S. $11.35 billion, and canceled the previous arrangement of SDR 3.87 billion. On June 6, 2017, the IMF Board reaffirmed Colombia’s continued qualification to access US$ 11.4 billion under the Flexible Credit Line. The Government intends to treat the credit line as precautionary and does not plan to draw on the facility. On May 25, 2018, The Executive Board of the IMF approved a successor two-year arrangement for Colombia under the FCL in an amount equivalent to SDR 7.9 billion, approximately U.S. $11.4 billion, and canceled the previous arrangement for SDR 8.2 billion. The Government has stated its intention to treat the arrangement as precautionary and does not plan to draw on the facility.

Public Sector Debt

Colombia’s ratio of total net non-financial public sector debt to GDP was, 34.6% in 2013, 38.7% in 2014, 43.1% in 2015 and 43.2% in 2016. For the year ended December 31, 2017, the ratio of total net non-financial public sector debt to GDP increased to 44.5%, mainly due to the increase in the amount of debt of the Central Government. As of June 2018, the ratio of total net non-financial public sector-debt to GDP was 42.8%.

Public Sector Internal Debt

As of December 31, 2017, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 290.0 trillion, compared to Ps. 263.4 trillion as of December 31, 2016. The following table shows the direct internal funded debt of the Central Government as of August 31, 2018 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

At August 31, 2018
Treasury Bonds	Ps. 282,036,065
Treasury Bonds (short term)	11,949,998
Pension Bonds	8,910,825
Peace Bonds	1,323
Constant Value Bonds	1,441,797
Others(1)	362,037
Security Bonds	37
Treasury notes	13,634,137
Total	Ps. 318,336,220

Total may differ due to rounding. (1) Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance.

Total direct internal floating debt (i.e., short-term debt with an original maturity of one year or less) of the Central Government was Ps. 58.6 billion as of August 31, 2018.

Public sector external debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor:

Public Sector External Funded Debt by Type(1)

	As of August 31, 2017		As of August 31, 2018
Central Government	U.S. $	47,855	U.S. $	48,517
Public Entities(2)
Guaranteed		1,974		1,916
Non-Guaranteed		21,583		20,333

Total External Funded Debt	U.S. $	71,412	U.S. $	70,767

(1)

Provisional; subject to revision. Includes debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of July 31, 2017 and July 31, 2018, respectively.

(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities.

Source: Debt Database—Ministry of Finance.

Public Sector External Funded Debt by Creditor(1)

	As of August 31, 2017		As of August 31, 2018
	(in millions of U.S. dollars)
Multilaterals	U.S. $	20,239	U.S. $	20,938
IDB		8,850		8,830
World Bank		9,523		10,222
Others		1,865		1,886
Commercial Banks		6,267		5,692
Export Credit Institutions		3,020		2,841
Bonds		41,152		40,567
Foreign Governments		731		727
Suppliers		3		3

Total	U.S. $	71,412	U.S. $	70,767

Total may differ due to rounding.

(1)

Provisional, subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of August 31, 2017 and July August 31, 2018, respectively.

Source: Debt Registry Office Ministry of Finance.

On January 28, 2014, Colombia issued U.S. $2,000,000,000 aggregate principal amount of its 5.625% Global Bonds due 2044.

On October 28, 2014, Colombia issued U.S. $500,000,000 aggregate principal amount of its 4.000% Global Bonds due 2024 and U.S. $500,000,000 aggregate principal amount of its 5.625% Global Bonds due 2044 in a reopening of each such series.

On January 28, 2015, Colombia issued U.S. $1,500,000,000 aggregate principal amount of its 5.000% Global Bonds due 2045. On March 26, 2015, Colombia issued U.S. $1,000,000,000 aggregate principal amount of its 5.000% Global Bonds due 2045 in a reopening of such series.

As of May 31, 2015, floating (i.e., short-term debt with an original maturity of one year or less) public sector external debt totaled U.S. $513 million.

On September 21, 2015, Colombia issued U.S $1,500,000,000 aggregate principal amount of its 4.500% Global Bonds due 2026.

On March 22, 2016, Colombia issued €1,350,000,000 aggregate principal amount of its 3.875% Global Bonds due 2026.

On January 25, 2017, Colombia issued U.S $1,000,000,000 aggregate principal amount of its 3.875% Global Bonds due 2027 and U.S. $1,500,000,000 in a reopening of the 5.000% Senior Notes due 2045.

On August 9, 2017, Colombia issued U.S. $1,400,000,000 aggregate principal amount of its 3.875% Global Bonds due 2027 in a reopening of its 3.875% Global Bonds due 2027.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under an indenture, dated as of January 28, 2015, as supplemented by the first supplemental indenture dated as of September 8, 2015, between Colombia and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds in making your investment decision. Colombia has filed copies of these documents with the SEC and also filed copies of these documents at the offices of the trustee and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•	be issued on , 2018, in an initial aggregate principal amount of U.S. $ ;

•	mature at par on , 2029;

•	be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at % per year, accruing from , 2018;

•	pay interest in U.S. dollars on and of each year. The first interest payment will be made on , 2019. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months;

•	pay interest to persons in whose names the bonds are registered at the close of business on or , as the case may be, preceding each payment date;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV, as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “—Optional Redemption;” and

•	not be entitled to the benefit of any sinking fund.

The public offering price is     %, and the resulting yield to maturity (calculated on a semi-annual basis) is     %. The yield is calculated on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Optional Redemption

Prior to             ,              (three months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part, at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the bonds and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus                basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after             ,              (three months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to the redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker appointed by Colombia as having an actual or interpolated maturity comparable to the remaining term of the bonds, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of comparable maturity to the remaining term of the bonds.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if Colombia obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means one of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Colombia.

•

“Reference Treasury Dealer” means (1) one of Citigroup Global Markets Inc.; Credit Suisse Securities (USA) LLC; J.P. Morgan Securities LLC or their affiliates, provided, however, that if Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC or any of their respective affiliates shall cease to be a Primary Treasury Dealer, Colombia will appoint another Primary Treasury Dealer as a substitute for such entity, and (2) any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, Citigroup Global Markets Inc.; Credit Suisse Securities (USA) LLC; or J.P. Morgan Securities LLC; and (3) any other Primary Treasury Dealer selected by Colombia.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Colombia, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to Colombia by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third business day preceding such redemption date.

Colombia will mail, or cause to be mailed, a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the redemption date, to the address of each holder as it appears on the register maintained by the registrar. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Colombia will not be obligated to redeem the bonds.

In the event that fewer than all of the bonds are to be redeemed at any time, selection of bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which bonds are listed or if such securities exchange has no requirement governing redemption or the bonds are not then listed on a securities exchange, by lot (or, in the case of bonds issued in global form, based on the applicable procedures of DTC). If bonds are redeemed in part, the remaining outstanding amount of any bond must be at least equal to U.S. $200,000 and be an integral multiple of U.S. $1,000.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of U.S. dollars in immediately available funds to DTC or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent.

Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. None of Colombia, the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the trustee or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the trustee or at the offices of one of the other paying agents that Colombia appoints pursuant to the indenture.

Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent. If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail or cause to be mailed a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the trustee on the applicable record date. If you hold your bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking or trust institutions to close, Colombia will make the payment on the next following business day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agents and Transfer Agents

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent. In addition, Colombia will maintain a paying agent and a transfer agent in Luxembourg where the bonds can be presented for transfer or exchange for so long as any of the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. Colombia has initially appointed The Bank of New York Mellon S.A./N.V., Luxembourg Branch to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the bonds at the addresses appearing in the security register maintained by the trustee. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

If you wish to purchase bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the bonds or the indenture will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•

the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the bonds represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Colombia may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Colombia and to the trustee an indemnity under which it will agree to pay Colombia, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Colombia and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Colombia issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any transfer agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Colombia will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Colombia may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action arising out of or based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions arising out of or based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of

2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo); (ii) Articles 593, 594 and 595 et al. of Law 1564 of 2012 (Código General del Proceso), which entered into force on January 1, 2016, pursuant to the terms of Acuerdo No. PSAA15 -10392, of October 1, 2015, issued by the Colombian Council of the Judiciary (Consejo Superior de la Judicatura) and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia in such actions unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond pursuant to this offering. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the bonds.

This discussion deals only with holders that hold a bond as a capital asset as defined in the U.S. federal tax laws (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code).

This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell bonds as part of a wash sale for tax purposes;

•	persons that purchase or sell bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the bonds.

In December 2017, the United States enacted U.S. federal income tax reform, which significantly changes the U.S. federal income tax system. Although this summary takes into account this new U.S. federal income tax law, its provisions are complex and there is very little administrative guidance about its application. Prospective investors should consult their own tax advisors regarding the potential impact of this new U.S. federal income tax law on the U.S. federal income tax consequences to them in light of their particular circumstances.

In certain circumstances (see “Description of the Bonds—Optional Redemption”), we may be obligated to pay additional amounts to optionally redeem the bonds. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, a contingency should not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. We intend to take the position that the foregoing potential obligation to pay certain additional amounts should not cause the bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the bonds may be materially and adversely different from the consequences discussed herein. The remainder of this discussion assumes that the bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the bonds.

Colombia expects, and the remainder of this summary assumes, that the bonds will not be issued with greater than a de minimis amount of “original issue discount” for U.S. federal income tax purposes.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a bond.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a bond and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “––Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute foreign source income and will be categorized as passive or another category of income depending on your circumstances.

Disposition of Bonds. If you sell or otherwise dispose of a bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the bond. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which generally will be taxed to you as ordinary income to the extent not previously included in income). Your “adjusted tax basis” in the bond generally will equal the amount that you paid for the bond.

Gain or loss from the sale or other disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the bond, you have held the bond for more than one year, or will be short-term capital gain or loss if you have held the bond for one year or less. Under the current U.S. federal income tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a bond and are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell or otherwise dispose of a bond unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of the bond and either (i) you have a tax home (as defined in the Code) in the United States in the taxable year in which you sell or otherwise dispose of the bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a Non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the branch profits tax as described above. If you are a Non-U.S. Holder described under (2) above, you generally will be subject to a flat 30 percent tax on the gain derived from the sale or other taxable disposition of a bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a bond through a foreign partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person includes:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated as of                 , 2018, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount of Bonds
Citigroup Global Markets Inc.	U.S. $
Credit Suisse Securities (USA) LLC	U.S. $
J.P. Morgan Securities LLC	U.S. $

Total	U.S. $

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. Citigroup Global Markets Inc. is located at 388 Greenwich Street, New York, New York 10013, Credit Suisse Securities (USA) LLC., is located at 11 Madison Avenue, New York, New York 10010 and J.P. Morgan Securities LLC is located at 383 Madison Avenue, New York, New York 10179. The underwriters may also offer and sell bonds through certain of their affiliates.

Colombia expects that delivery of the bonds will be made against payment for the bonds on or about                 , 2018, which is the sixth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+6”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next three succeeding business days will be required, by virtue of the fact that the bonds initially will settle on T+6 , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of    % of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of     % of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

The underwriters are acting as joint dealer managers and J.P. Morgan Securities LLC is acting as the billing and delivering bank (the “B&D Bank”) for Colombia’s tender offer on the terms and subject to the conditions set forth in the offer to purchase. Pursuant to the terms of the offer to purchase, purchasers of the bonds offered hereby who tender outstanding bonds in the tender offer may benefit from preferential acceptance of their tenders, subject to certain conditions.

It is anticipated that J.P. Morgan Securities LLC, as the B&D Bank for the tender offer, will purchase the tendered bonds pursuant to the offer to purchase on             , 2018, two business days prior to settlement of the bonds. On the settlement date of the bonds, the B&D Bank will be entitled to offset a portion of the net proceeds of this offering against the full amount due to the B&D Bank by Colombia for the tendered bonds purchased by the B&D Bank for delivery to Colombia, and the B&D Bank will pay the balance of the net proceeds of the bonds to Colombia.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business. In addition to the underwriting of this offering. Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as dealer managers for Colombia’s offer to purchase for cash certain outstanding global bonds of Colombia on the terms and subject to the conditions set forth in the offer to purchase.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Colombia. If any of the underwriters or their affiliates has a lending relationship with Colombia, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Colombia consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Colombia’s securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area that has implemented the Prospectus Directive) without complying with the applicable laws and regulations of that jurisdiction.

As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to fund Colombia’s purchase of certain outstanding bonds of Colombia from time to time. Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities LLC may be a holder of certain of the outstanding 2019 Global Bonds as set forth in the offer to purchase and may receive 5% or more of the proceeds from this offering. As a result, this offering will be conducted in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or

(b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement which are as follows:

Canada

The bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, and who are not individuals. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

NOTICE TO CHILEAN INVESTORS

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012, ISSUED BY THE FINANCIAL MARKET COMMISSION (COMISIÓN PARA EL MERCADO FINANCIERO OR “CMF”) AS THE LEGAL SUCCESSOR OF THE SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE (“RULE 336”), THE BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE CMF).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1. DATE OF COMMENCEMENT OF THE OFFER: OCTOBER 3, 2018. THE OFFER OF THE BONDS IS SUBJECT TO RULE 336.

2. THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE CMF, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE CMF; HENCE, THE BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE CMF;

3. SINCE THE BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE BONDS IN CHILE; AND

4. THE BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE CMF.

INFORMACIÓN A LOS INVERSIONISTAS CHILENOS

DE CONFORMIDAD CON LA LEY N° 18.045, DE MERCADO DE VALORES Y LA NORMA DE CARÁCTER GENERAL N° 336 (LA “NCG 336”), DE 27 DE JUNIO DE 2012, DE LA COMISIÓN PARA EL MERCADO FINANCIERO (LA “CMF)” COMO SUCESORA LEGAL DE LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, LOS BONOS PUEDEN SER OFRECIDOS PRIVADAMENTE A CIERTOS “INVERSIONISTAS CALIFICADOS”, A LOS QUE SE REFIERE LA NCG 336 Y QUE SE DEFINEN COMO TALES EN LA NORMA DE CARÁCTER GENERAL N° 216, DE 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL Nº 410, DE 27 DE JULIO DE 2016, AMBAS DE LA CMF.

LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A POTENCIALES INVERSIONISTAS DE CONFORMIDAD CON LA NCG 336:

1. LA OFERTA DE LOS BONOS COMIENZA EL 3 DE OCTUBRE DE 2018, Y SE ENCUENTRA ACOGIDA A LA NCG 336;

2. LA OFERTA VERSA SOBRE VALORES NO INSCRITOS EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA CMF, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE LA CMF;

3. POR TRATARSE DE VALORES NO INSCRITOS EN CHILE NO EXISTE LA OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA SOBRE ESTOS VALORES; Y

4. LOS BONOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE DE LA CMF.

Colombia

The bonds may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. This document does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

European Economic Area (EEA)

Prohibition of Sales to EEA Retail Investors. Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds to any retail investor in the European Economic Area. For the purposes of this provision the expression “retail investor” means a person who is one (or more) of the following:

(a) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b) a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Hong Kong

Each manager represents, warrants and agrees that the debt securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the debt securities has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the debt securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

The offering of the bonds has not been registered pursuant to Italian securities legislation and, accordingly, no bonds may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the bonds is being carried out in the Republic of Italy as an exempted offer pursuant to article 100 of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Consolidated Financial Act”) and article 34-ter, paragraph 1, letter e) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the “Issuers Regulation”).

The bonds will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the bonds will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under the Consolidated Financial Act and the Issuer Regulation.

Any offer, sale or delivery of the bonds or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the bonds in the Republic of Italy must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b) in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each manager has represented and agreed that it has not offered or sold, and will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Mexico

The bonds have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión

Nacional Bancaria y de Valores) (the “CNBV”), and may not be offered or sold publicly in Mexico, except that the bonds may be offered to institutional or qualified investors pursuant to the private placement exemption set forth in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The information contained in this prospectus is exclusively the responsibility of the Issuer and has not been reviewed or authorized by the CNBV. The acquisition of the bonds by an investor who is a resident of Mexico will be made under such investor’s own responsibility.

Peru

The bonds and the information contained in this offering memorandum have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any bonds or caused such bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such bonds or cause such bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such bonds, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the bonds shall not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

•	an institutional investor (as defined in Section 4A of the SFA);

•	a relevant person (as defined in Section 275(2) of the SFA); or

•	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (the “SFR”).

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the SFR.

Switzerland

The offer of the bonds is made in Switzerland on the basis of a private placement, not as a public offering. The bonds may not be publicly offered, sold or otherwise advertised, directly or indirectly, in or from Switzerland, and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading venue in Switzerland. This document, or any other offering or marketing material relating to the bonds, does not, therefore, constitute a prospectus within the meaning of Arts. 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the Listing Rules of the SIX Swiss Exchange or any other exchange or regulated trading venue in Switzerland and neither this prospectus supplement nor any other offering or marketing material relating to the offer of the bonds or the bonds may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, (“FSMA”)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Article 16 (c) and (h) of Law 31 of 1992, Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995 which were not repealed or amended by Law 533 of November 11, 1999, the relevant portions of Law 80 of October 28, 1993, Law 781 of December 20, 2002, Law 1366 of December 21, 2009, Law 1624 of April 29, 2013, Law 1771 of December 30, 2015, Decree 1068 of May 26, 2015, Authorization by Acts of the Comisión Interparlamentaria de Crédito Público adopted in its meetings held on June 6 and 14, 2018, Resolution No.                  dated as of October                 , 2018 of the Ministry of Finance and Public Credit, and CONPES document No. 3928 DNP, MINHACIENDA, dated May 28, 2018.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) Colombia will provide for inspection copies of Colombia’s registration statement, the indenture and the underwriting agreement at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday, (2) Colombia will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday and (3) Colombia will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg paying agent and transfer agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of                 , 2018, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the indenture.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter, 250 West 55th Street, New York, New York 10019, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia Abogados S.A.S., Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia Abogados S.A.S.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter, and Brigard & Urrutia Abogados S.A.S. may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia Abogados S.A.S. and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Maria Isabel Nieto Jaramillo, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $10,000,000,000 (or its equivalent in other currencies) in the United States.

The securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the securities ratably with payments being made under any other external indebtedness.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Colombia’s external indebtedness issued prior to January 28, 2015, Colombia may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is October 19, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $10,000,000,000. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•

Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions and adverse effects of climatic events. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer.

Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under an indenture between Colombia and The Bank of New York Mellon, as trustee. Colombia has previously filed or will file the indenture (which may be supplemented from time to time), any supplements thereto and the form of debt securities with the SEC and will also file copies of these documents at the office of the trustee.

The following description is a summary of the material provisions of the debt securities and the indenture pursuant to which they are issued. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the indenture and the form of the debt securities in making your decision on whether to invest in the debt securities.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;
•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security (global or certificated and registered);

•	the authorized denominations;

•	any special U.S. federal income tax considerations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities constitute and will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision will not be construed so as to require Colombia to make payments under the debt securities ratably with payments made under any other external indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will arrange for such payments by wire transfer or by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Colombia the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Colombia shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

Any money that Colombia pays to the trustee for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Holders of any debt security will thereafter look only to the

Republic for any payment which a Holder may be entitled to collect. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some present or former connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•

the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•

all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•

that are in the form of bonds, debentures, notes or other securities that are or were intended at the time of issue by Colombia to be quoted, listed or traded or which are ordinarily purchased and sold on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

Nevertheless, Colombia may create or permit to exist certain liens as described below:

•

liens created before the date of the indenture, including renewals or refinancing of those liens; provided, however, that any renewal or refinancing of any of those liens secures only the renewal or extension of the original secured financing;

•

any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•

liens securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•

liens existing on any asset or property and any related revenues, at the time of its acquisition and any renewal or extension of the above liens that is limited to the same asset or property and related revenues and that secures a renewal or extension of the original secured financing; and

•

liens in addition to those permitted above, and any renewal or extension thereof; provided, that at any time the aggregate amount of public external indebtedness secured by such additional liens shall not exceed the equivalent of U.S.$14.768 billion.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.

Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the indenture and that failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give written notice to Colombia to remedy the failure; or

3.

Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period or waiver; or

4.

Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

5.

Denial of Obligations: Colombia or any governmental entity of Colombia which has the legal power to contest the validity of the debt securities contests the validity of the debt securities of that series in any type of formal proceeding; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of principal or interest on public external indebtedness which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Colombia, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•

following the declaration that the principal of the debt securities of that series has become due and payable immediately, Colombia deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default), together with interest on such amounts through the date of the deposit, as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities in the manner contemplated in the indenture and the securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings and Amendments—Collective Action Clause

The debt securities will contain “collective action clauses,” which permit Colombia to amend the payment provisions and certain other “reserve matters” relating to the debt securities of a series with the consent of the holders of less than all of the affected series of debt securities. As described below, Colombia may amend such provisions of the debt securities with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66  2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Colombia may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series.

Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Colombia or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Colombia or the trustee (with a copy to Colombia) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Colombia will notify the trustee, and the trustee will notify the holders, of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Colombia will set the procedures governing the conduct of the meeting and if additional procedures are required, Colombia will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Colombia will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Colombia.

The holders may generally approve any proposal by Colombia to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Colombia that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Colombia’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification;”

•	change the definition of “uniformly applicable” or “reserve matter modification;”

•

authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Colombia or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than

75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66  2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

With respect to any such proposed modification that would affect the outstanding debt securities of two or more series, it is understood that any such modification that does not meet the “uniformly applicable” requirements must be effected pursuant to the third bullet above and such modification that is “uniformly applicable” may be effected pursuant to either the second or third bullet, at Colombia’s option.

“Uniformly applicable” means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Colombia may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more debt securities issued under the indenture prior to September 8, 2015 are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Colombia will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Colombia’s economic and financial circumstances, that are in Colombia’s opinion relevant to the request for the proposed modification, a description of Colombia’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•

if Colombia shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and

(y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Colombia’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Colombia is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Colombia or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality, except that (x) debt securities held by Colombia or any public sector instrumentality of Colombia or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Colombia or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Colombia, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Colombia and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•

amending the debt securities of that series or the indenture in any manner that Colombia and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the trustee.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series,

create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment, the issue date and the issue price), provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear and Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the trustee.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities;”

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•

the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In any of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the trustee will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the trustee. When you surrender a registered certificated security for transfer or exchange, the trustee will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the trustee and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Colombia and the trustee may require you to sign an indemnity under which you agree to pay Colombia, the trustee and any agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the trustee may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the trustee has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The indenture and the securities will be governed by and interpreted in accordance with the laws of the State of New York unless otherwise specified in any series of debt securities; provided, that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York; provided, further, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action arising out of or based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions arising out of or based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post judgment attachment and execution, except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo), and (ii) Articles 593, 594 and 595 et al of Law 1564 of 2012 (Código General del Proceso), which entered into force on January 1, 2016, pursuant to the terms of Acuerdo No. PSAA15-10392, of October 1, 2015, issued by the Colombian Council of the Judiciary (Consejo Superior de la Judicatura) and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in Colombia are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the indenture and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities provided that the recipient of the debt securities is not a Colombian resident and is not domiciled in Colombia.

United States Federal Taxation

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a debt security. The following discussion does not describe any material U.S. federal income tax consequences attributable to investing in warrants. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated under the Code, published rulings and judicial decisions interpreting the Code as of the date that this prospectus was issued. These laws and authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. This discussion does not cover any U.S. state or local, or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the debt securities.

This discussion deals only with holders that (i) hold a debt security as a capital asset for U.S. federal income tax purposes (generally, property held for investment), (ii) were initial purchasers of that debt security, and (iii) acquired the debt security at its issue price. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell debt securities as part of a wash sale for tax purposes;

•	persons that purchase or sell debt securities as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding debt securities through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a debt security may have U.S. federal income tax consequences to you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debt security, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of debt securities that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the debt securities.

Any special material U.S. federal income tax consequences not otherwise discussed herein, that are applicable to any particular issued debt securities, or that are applicable to any particular issued warrants, will be discussed in the applicable prospectus supplement, as necessary.

You should consult your own tax advisor concerning the U.S. federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a debt security.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a debt security and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Department of Treasury regulations to be treated as a U.S. trust.

If you are not a U.S. holder, this section does not apply to you and you should refer to “—Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a debt security generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a debt security generally will constitute “foreign source income” and will, depending on your circumstances, be categorized as “passive” or “general” category income for purposes of computing the foreign tax credit allowable to you under U.S. federal income tax laws.

Disposition of Debt Securities. If you sell or otherwise dispose of a debt security, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the debt security. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the debt security, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income to the extent not previously included in income). Your “adjusted tax basis” in the debt security will generally equal the amount that you paid for the debt security.

Gain or loss from the sale or other disposition of a debt security generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the debt security, you have held the debt security for more than one year, or will be short-term capital gain or loss if you have held the debt security for one year or less. Under the current U.S. federal income tax law, long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a debt security generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The debt securities may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the debt securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a debt security and are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a debt security unless you are engaged in a trade or business in the United States and the interest on the debt security is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the

U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Debt Securities. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a debt security unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the debt security and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the debt security, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a Non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the U.S. branch profits tax as described above. If you are a Non-U.S. Holder described under (2) above, you generally will be subject to a 30% percent tax on the gain derived from the sale or other taxable disposition of a debt security, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a debt security generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest on a debt security to you if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to establish your exemption. If you are paid the proceeds of a sale or redemption of a debt security effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for U.S. federal income tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 80 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name(s) and address(es) of any underwriters;

•	or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	in negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.

Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting

Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019-9710, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold & Porter Kaye Scholer LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18- K for the year ended December 31, 2016 filed with the SEC on September 26, 2017 (SEC File No. 033-73840);
•	All amendments on Form 18-K/A to the 2016 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2016 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá, D.C.

Colombia

Telephone: 57-1-381-2802/57-1-381-2156

Facsimile:  57-1-381-2801/57-1-381-2102

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

TRUSTEE, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

240 Greenwich Street, Floor 7E

New York, New York 10286

PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon S.A./N.V., Luxembourg Branch
Vertigo Building-Polaris
2-4 rue Eugène Ruppert
L-2453 Luxembourg
Luxembourg

LISTING AGENT

Banque International á Luxembourg S.A.

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter	Legal Affairs Group
250 West 55th Street	Ministerio de Hacienda y Crédito Público
New York, New York 10019	Dirección General de Crédito Público y Tesoro Nacional
Carrera 8, No. 6C-38, Piso 1
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia Abogados S.A.S.
125 Broad Street	Calle 70 A No. 4-41
New York, New York 10004	Bogotá D.C., Colombia